                           Seiler & Company, LLP
                       CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Core-Mark International, Inc.

    We consent to the inclusion of our unqualified report dated December 13, 1996, with respect to the balance sheet of Melvin Sosnick Company as of September 28, 1996 and the related statement of earnings, stockholders' equity, and cash flows, which report appears in the Form 8-K of Core-Mark International, Inc. dated April 19, 1997.

    Our report dated December 13, 1996, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                 /s/ Seiler & Company, LLP




San Francisco, California
April 17, 1997

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

                           Seiler & Company, LLP
                       CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Core-Mark International, Inc.

    We consent to the inclusion of our unqualified report dated December 26, 1996, with respect to the balance sheet of Capital Cigar Company as of September 28, 1996 and the related statement of earnings, stockholders' equity, and cash flows, which report appears in the Form 8-K of Core-Mark International, Inc. dated April 19, 1997.

    Our report dated December 26, 1996, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.




                                                 /s/ Seiler & Company, LLP




San Francisco, California
April 17, 1997

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